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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Capital One Financial Corporation for the registration of $1,500,000,000 of debt securities, preferred stock, common stock, stock purchase contracts, equity units, class A trust preferred securities, and LLC preferred interests and to the incorporation by reference therein of our report dated January 16, 2001, except for Note E as to which the date is February 6, 2001, with respect to the consolidated financial statements of Capital One Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                         /s/ ERNST & YOUNG LLP



McLean, Virginia
February 4, 2002